UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to §240.14a-12

The Mills Corporation

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The following is a letter to employees of The Mills Corporation distributed on January 17, 2007:

We have announced this morning that The Mills has agreed to be acquired by Brookfield Asset Management for $21 per share. The agreement comes at the end of a long strategic alternatives process and after a time of many changes at The Mills.

Brookfield is a North American-based, global, real estate owner and operator. The acquisition of The Mills will mark Brookfield’s entry into the retail real estate market. While Brookfield owns more than 100 million square feet of office space, Brookfield does not currently have a North American retail operation and intends The Mills to be a platform for retail real estate growth. We believe that this combination will provide strong opportunities for many members of our team.

I know you are wondering what this announcement means for you. We will immediately begin working with Brookfield to plan for the future and we will keep you updated. We are pleased that we will again have the financial resources that can create stability and growth.

We have been committed on behalf of our shareholders and you – our associates – to get past this difficult period of uncertainty. We believe that this announcement marks a great step in this effort.

To provide you with a broader update and to answer your questions, I will host a conference call with all employees later this morning. Details regarding the call will be sent out shortly.

In the meantime, I once again ask you to remain focused. Please know that I deeply appreciate your dedication to The Mills.

As always, should you receive any media inquiries, please direct them to Ken Volk / 301-968-6390 in Corporate Communications.

Sincerely,

Mark Ordan

CEO and President

The Mills Corporation

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The Mills and Brookfield intend to file a proxy statement/prospectus with the Securities and Exchange Commission in connection with the proposed merger. Stockholders of The Mills are urged to read the proxy statement/prospectus when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the proxy statement/prospectus as well as other filings containing information about The Mills and the merger, when available, without charge, at the Securities and Exchange Commission’s Internet site (http://www.sec.gov). In addition, copies of the proxy statement/prospectus and other filings containing information about The Mills and the merger can be obtained, when available without charge, by directing a request to The Mills Corporation, Attention: Investor Relations, 5425 Wisconsin Avenue, Suite 500, Chevy Chase, Maryland 20815, by phone at (301) 968-8367, or on The Mills’ Internet site at http://www.themills.com.

The Mills and its officers and directors may be deemed to be participants in the solicitation of proxies from The Mills’ stockholders in connection with the merger. Additional information regarding the interests of potential participants in the proxy solicitation will be included in the definitive proxy statement/prospectus and other relevant documents that The Mills intends to file with the Securities and Exchange Commission in connection with the scheduled special meeting of its stockholders.

Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.